THIS AGREEMENT CONTAINS A MANDATORY ARBITRATION PROVISION
AND IS SUBJECT TO BINDING ARBITRATION

SONOCO PRODUCTS COMPANY

EXECUTIVE OFFICER SEVERANCE PLAN

INTRODUCTION AND OBJECTIVES

Sonoco Products Company has adopted this Sonoco Products Company Executive Officer Severance Plan to provide selected employees with severance benefits under the circumstances covered by the Plan. The objective of the Plan is to attract and retain key personnel by providing competitive compensation and benefits. The Plan is intended to be a “top hat” pension benefit plan for a select group of management or highly compensated employees within the meaning of U.S. Department of Labor Regulation Section 2520.104-23.

This Plan supersedes any and all prior plans, policies or practices, written or oral, which may have previously applied governing the payment of severance benefits to Eligible Employees. Notwithstanding the preceding, the establishment of the Plan shall not affect or modify the rights of an Eligible Employee with respect to change-in-control severance benefits under the Sonoco Products Company Change-in-Control Plan (“CIC Plan”). In no event may an Eligible Employee receive severance benefits under both this Plan and the CIC Plan. If an Eligible Employee has a Termination of Employment that would give rise to the change-in-control severance benefits under the CIC Plan, then the CIC Plan and not this Plan shall govern the severance benefits payable to such Eligible Employee. In addition, the establishment of this Plan does not nullify or replace any non-competition, release of claims or other agreements between the Company and any of its employees or former employees entered into in connection with any such Agreements.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following meanings, except as otherwise provided or as the context of the Plan otherwise requires:

“16(b) Officer” shall mean any employee who is designated an “officer” within the meaning of Section 16(b) of the Exchange Act by annual resolution of the Board.

“Administrator” shall mean the Compensation Committee or any delegate of the Compensation Committee acting within the authority delegated to it pursuant to Section 5.04.

“Annual Cash Plan” shall mean the Company’s Performance-Based Annual Cash Incentive Plan (or any successor plan).

“Base Salary” shall mean the Participant’s annualized base pay in effect immediately before the Termination Date (disregarding for this purpose any reduction in pay that is the basis for a Good Reason termination). For the avoidance of doubt, “Base Salary” shall include amounts earned in the applicable period the payment of which is deferred to a future year but shall not include amounts earned in prior periods the payment of which is deferred to the applicable period, and

“Base Salary” also shall not include any bonus, commission, incentive or retention payments, restricted stock, restricted stock units, performance units, stock appreciation rights, stock options, or other stock related rights, or other forms of employee benefits such as vacation, insurance, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including but not limited to compensation, pension, health, medical or life insurance).

“Benefit Plan” shall mean any employee benefit plan (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any of its Subsidiaries, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the following with respect to an Eligible Employee:

(a) conviction or a plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude;

(b) willful misconduct that is materially injurious to the Company or any of its Subsidiaries (whether financially, reputationally or otherwise);

(c) willful and continued failure to perform the Eligible Employee’s duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Administrator of such failure, which failure shall not have been cured within 30 days of such notice (to the extent cure is possible);

(d) falsification of records maintained by the Company or one or more of its Subsidiaries;

(e) gross negligence in managing the material risks of the Company or its Subsidiaries;

(f) material breach of the Eligible Employee’s restrictive covenants after receipt of written notice from the Administrator of such breach, which breach shall not have been cured within 30 days of such notice (to the extent cure is possible); or

(g) material violation of law or the Company’s code of conduct or insider trading policy, any of which results in material financial or reputational harm to the Company.

Determination of Cause shall be made by the Administrator, in its sole and exclusive discretion.

“Change in Control” shall mean “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:

(a) the date on which a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(b) the acquisition, by any one Person, or by Persons acting as a group, or by a corporation owned by a group of Persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(i) ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;

(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or

(iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended in the past and the future. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Company” shall mean Sonoco Products Company and its Successors and assigns.

“Comparable Position” shall mean a job position with the Company or any of its Subsidiaries, or any of their respective Successors and assigns, the principal work location of which does not satisfy the conditions of subsection (c) of the definition of “Good Reason” and which position provides pay opportunity and benefits that as a whole are substantially equivalent to, or better than, the Eligible Employee’s aggregate pay opportunity and benefits with the Company at the time of the termination of employment when taking into account the Eligible Employee’s base salary, target bonus opportunity, incentive pay and equity opportunities, health and welfare benefits, severance protection, and other benefits.

“Compensation Committee” shall mean the Executive Compensation Committee of the Board or any successor committee of the Board with similar responsibilities.

“Corporate Officer” shall mean each person designated as a “corporate officer” of the Company by resolution of the Board and holding such position at the time a Termination of Employment occurs or, if applicable, at the time of a material diminution in an Eligible Employee’s authority, duties or responsibilities that is the basis for a Good Reason termination.

“Disability” shall mean, when used with reference to any Eligible Employee, long term disability as defined by the applicable long term disability plan maintained by the Company or one of its Subsidiaries under which the Eligible Employee is covered.

“Effective Date” shall mean ____________, 2022.

“Eligible Employee” shall mean each U.S.-based Corporate Officer and any other employee of the Company or a Subsidiary or affiliate who the Committee designates at its sole discretion as an eligible employee; provided, however, that the employees designated as eligible employees shall be limited to a select group of management or highly compensated employees within the meanings of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 3.03.

“Good Reason” shall mean “a separation from service for good reason” as set forth in Section 409A, which shall mean that, without the express written consent of the Eligible Employee, one or more of the following shall have occurred without being timely remedied in the manner set forth below: (a) a material diminution in the Eligible Employee’s base compensation; (b) a material diminution in the Eligible Employee’s authority, duties, or responsibilities (not including any temporary reduction in authority during any period of mental or physical incapacity); (c) a material change in the geographic location at which the Eligible Employee must perform the services; or (d) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Eligible Employee provides services. The Eligible Employee shall have “Good Reason” in connection with any or all of the above solely if (i) the Eligible Employee provides notice to the Company of the existence of the particular condition, action or inaction which the Eligible Employee considers to give the Eligible Employee “Good Reason” within 60 days of the initial existence of such condition, action or inaction, and (ii) the Company shall not have remedied the condition, action or inaction within 30 days of its receipt of the Eligible Employee’s notice. The effective date of any termination for “Good Reason” shall be no later than 60 days after the end of the Company’s 30-day remedy period.

“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by an accounting firm or tax consultant selected by the Company for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Participant(s)” shall mean an Eligible Employee who incurs a Termination of Employment under circumstances that would give rise to participation in accordance with Section 2.02 of the Plan.

“Payments” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, except that such term shall not include

(a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” shall mean this Sonoco Products Company Executive Officer Severance Plan, as may be amended, supplemented or modified from time to time in accordance with its terms.

“Release” and “Release Expiration Date” shall have the meanings set forth in Section 3.02.

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury
Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

“Severance Payment” shall mean the payment equal to the amounts described in Sections 3.01(a).

“Specified Employee” shall mean any Participant who, as of such Participant’s Termination Date, is determined to be a “key employee” of the Company if, at such time, the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the last day of the applicable calendar year (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the first day of the fourth month following the identification date. For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(a) in accordance with Treasury Regulation Section 1.409A-1(i)(2), from the Company for such period.

“Subsidiary” shall mean any corporation or other business entity in an unbroken chain of corporations or other business entities beginning with the Company if each of the corporations or other business entities other than the last corporation or other business entity in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations or other business entities in such chain in which the Company holds a 33% or more interest.

“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company or such other portion of the Company’s business as shall be determined by the Administrator.

“Termination Date” shall mean, with respect to any Eligible Employee, the actual date of the Eligible Employee’s Termination of Employment.

“Termination of Employment” shall mean the time when the employee-employer relationship between the Eligible Employee and the Company or any Subsidiary is terminated by the

Company without Cause or by the Eligible Employee for Good Reason; provided that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the avoidance of doubt, Terminations of Employment do not include a separation from service or a termination of employment (w) due to Disability or death, (x) where there is a simultaneous reemployment or continuing employment of the Eligible Employee by the Company or any Subsidiary or affiliate of the Company in a Comparable Position; (y) resulting from the Eligible Employee’s declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any Subsidiary or affiliate of the Company; or (z) where a Successor or assign of the Company, or of that portion of the assets of the Company that is transferred, sold or outsourced to the Successor or assign, offers to the Eligible Employee a Comparable Position.

Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. When the context so requires, the masculine pronoun shall be deemed to include the feminine and neuter and the singular to include the plural, and vice versa in each instance, unless the context clearly indicates otherwise.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.01 Eligible Employees. Only Eligible Employees shall be eligible for payments and benefits under this Plan. The designation of an individual as an Eligible Employee (or removal of such designation) shall be made by the Compensation Committee in its discretion; provided, however, no removal of an employee from Plan eligibility or change to a lower level of participation in the Plan shall be effective until six (6) months after written notice of such action has been provided to the employee.

Section 2.02 Participation. An Eligible Employee shall become a Participant in the Plan upon their Termination of Employment. An Eligible Employee shall not become a Participant if the Company, at its sole discretion, revokes its decision to terminate the Eligible Employee without Cause prior to the Termination Date.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01 Termination of Employment. In the event that a Participant incurs a Termination of Employment initiated by the Company or any Subsidiary or affiliate without Cause or initiated by the Participant for Good Reason, the Participant shall receive the following Severance Payment, subject to Section 3.02 and any other conditions set forth in this Plan:

(a) Subject to the limitations set forth in Sections 3.03, 3.04 and 3.05, the Severance Payment of the amounts described in Sections 3.01(a)(i) and (ii) shall be cash payment, less applicable withholdings:

(i) In the case of (y) the Chief Executive Officer, an amount equal to their Base Salary multiplied by 2.0, and (z) any other Participant, an amount equal to their Base Salary multiplied by 1.0. The amounts payable under this Section 3.01(a)(i) shall be payable as salary continuation over the one (1) or two (2) year period, as applicable, following the Termination Date in accordance with the Company’s normal payroll practices commencing on the first Company payroll date on or following the sixtieth (60th) day following the Participant’s Termination Date; provided that the first such payment shall include any payment of the Severance Payment that would have been payable prior to such payment following the Participant’s Termination Date.

(ii) The Participant’s award under the Annual Cash Plan for the year in which the Termination Date occurs, calculated at actual performance, and prorated through Termination of Employment. For the avoidance of doubt, the award under the Annual Cash Plan shall not include any long term incentive compensation, commissions, stock-based compensation, or any other incentive or retention compensation, bonuses, or awards of any kind other than payment under the Annual Cash Plan. The amounts payable under this Section 3.01(a)(ii) shall be payable at the time and in the form set forth in the Annual Cash Plan.

(b) Assuming Participant elects COBRA continuation coverage, continuation of all benefits under all Benefit Plans that permit continued coverage after an employee is no longer employed and/or are benefits eligible for COBRA continuation coverage in which Participant participates at the time employment is ended for whatever reason, at active employee rates for a period of twelve (12) months following the Termination Date.

(c) Notwithstanding any provision in any applicable equity incentive plan and/or award agreement that would cause a Participant to forfeit an equity award upon Termination of Employment, upon a Participant’s Termination Date, the Participant’s then outstanding equity awards will continue to vest and become exercisable or payable, as applicable, as if the Participant continued employment with the Company or Subsidiary or affiliate during the twelve (12) month period following the Participant’s Termination Date.

(d) Outplacement services appropriate for a senior executive of the Company, to be provided by a nationally recognized outplacement firm capable of providing such services, selected by the Participant with the Company’s approval, in an amount not to exceed $25,000.00 to the extent such services are used by the Participant within one year of their Termination Date.

(e) Participants shall continue to receive life insurance coverage under the Company’s life insurance policies in which the Participant participated immediately prior to the Termination Date or materially equivalent policies maintained by the Company in replacement thereof, at the active employee rate, for six (6) months following the Termination Date.

(f) The Company will deduct any required tax withholding from any Severance Payments. There shall be no deferrals, contributions or additional accruals to any qualified savings or retirement plan of the Company or to any deferred compensation plan of the Company from, or based on, any Severance Payment.

Section 3.02 Condition to Receipt of Severance Benefits. In order to receive any Severance Payment or benefit under this Plan, the Eligible Employee must (a) timely execute a Release, Covenant not to Sue, Non-Competition, Non-Solicitation and Nondisclosure Agreement in substantially the form attached hereto as Exhibit A (the “Release”) with the Company (provided by the Company to the Eligible Employee within seven (7) days following the Eligible Employee’s Termination Date) on or prior to the Release Expiration Date, and (b) not revoke their acceptance of the Release within the seven (7) day period following such acceptance. For purposes of this Section 3.02, “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Eligible Employee. If a Participant violates, threatens violation, or challenges the enforceability of the restrictive covenants contained in the Release (the “Restrictive Covenants”) (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) including but not limited to being based on an argument that the Restrictive Covenants are (i) not enforceable as a matter of law, (ii) unreasonable in geographical scope or duration or (iii) void as against public policy, the Company shall, in addition to any other rights, claims and/or remedies, be entitled to (1) cease providing the Severance Payments required under this Article III, and (2) upon demand, have the Participant repay, within ten (10) business days of any such demand, any payments already made. Further, any right afforded to, or exercised by, the Company under the Plan will not affect the enforceability of the Restrictive Covenants or any other right or remedy, equitable or otherwise, of the Company under the Plan or the Release, and, without limiting the effect of the foregoing, the Participant agrees that if they should breach or threaten to breach any of the Restrictive Covenants, the Company may, in addition to seeking other available remedies, apply for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Participant.

Section 3.03 Parachute Payments.

(a) Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement of the Company to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Plan or under any other agreement with or plan of the Company or its Subsidiaries or affiliates (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code or any successor provision thereto) and would, but for this Section 3.03 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced

Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) Any determination required under this Section 3.03, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Participant shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 3.03. The Company’s determination shall be final and binding on the Participant.

(d) It is possible that after the determinations and selections made pursuant to this Section 3.03 the Participant will receive Covered Payments that are in the aggregate more than the amount provided under this Section 3.03 (“Overpayment”) or less than the amount provided under this Section 3.03 (“Underpayment”).

(i) In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.

(ii) In the event that a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

Section 3.04 Section 409A Compliance.

(a) The Participant is solely responsible and liable for the satisfaction of any federal, state, or local taxes that may arise with respect to this Plan (including any taxes or penalties arising under Section 409A of the Code, except to the extent otherwise specifically provided in this Plan or a written agreement with the Company).

(b) To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code and not result in the imposition of additional taxes and penalties under Section 409A of the Code. This Plan will be administered and interpreted in a manner consistent with this intent. Without limiting the breadth of the foregoing provisions of this paragraph, to the maximum extent permitted by applicable law, amounts payable to Participant pursuant to Sections 3.01 and 3.03 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals).

(c) No payments under this Article III shall be paid to a Participant prior to or during the 6-month period following the Participant’s Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Article III would be a prohibited payment of deferred compensation to a Specified Employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then within 15 business days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period, and any remaining amounts due to such Participant shall be paid as otherwise provided in the Plan. For any payment that is delayed under this Article III, the Company shall also pay to the Participant interest on the delayed payment at a rate equal to the rate provided under Section 1274(b)(2)(B) of the Code as of the Termination Date.

Section 3.05 Limitation of Benefits. Notwithstanding anything to the contrary in this Plan, a Participant’s Severance Payment shall be reduced by the aggregate amount of any termination, redundancy, severance or similar separation payments or benefits (other than state unemployment benefits) which such Participant is eligible for and receives, due to the Participant’s Termination of Employment, under any other agreement or plan (including, without limitation, any severance plans of the Company or any Subsidiary or affiliate or any government-mandated plans) or pursuant to any statutory, legislative, or regulatory requirement.

Section 3.06 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any Severance Payment or benefit under this Plan. The right of any Participant to receive the Severance Payment and benefits provided for herein shall be an unsecured claim against the general assets of the Company. No payment or benefit under this Plan shall be deemed earned, vested or accrued compensation or benefits, except according to the express terms of this Plan. The Plan shall be unfunded for purposes of ERISA and the Code. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

CLAIMS PROCEDURE/ARBITRATION

Section 4.01 Filing and Determination of Claim. An individual who believes they are entitled to receive a benefit under this Plan and desires written confirmation must submit a claim in writing to the Administrator. The Administrator shall, within 90 days after receipt of the claim, either allow or deny the claim in writing.

Section 4.02 Denial of Claim. Any initial denial of a claim for benefits shall be from the Administrator in writing, setting forth, in a manner calculated to be understood by the claimant, the following:

(a) the specific reason(s) for the denial;

(b) specific reference(s) to pertinent provision(s) of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.

Section 4.03 Request for Review of Denial. Within 60 days after a claimant’s receipt of written notification of denial of a claim, the claimant (or their duly authorized representative) upon written application to the Administrator, may request a review of such denial. The application shall state the name and address of the claimant; the fact that the claimant is disputing the denial of claim; the date of the notice of denial; and the reason(s), in clear and concise terms, for disputing the denial. In addition, to the extent required by law, claimant shall have the right to (a) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to their claim, and (b) submit in writing to the Administrator any comments, documents, records or other information relating to their claim.

Section 4.04 Review of Denial. The Administrator shall make a decision on review of a denied claim within 60 days after receipt of the request for review, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be deemed final. The Administrator’s decision on review shall be in writing, setting forth, in a manner calculated to be understood by the claimant the following:

(a) the specific reason(s) for the final decision;

(b) specific reference(s) to the pertinent provisions of the Plan on which the final decision is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to their claim; and
(d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA.

The Administrator shall, upon request, provide a claimant whose claim is denied any information that the Plan generated or obtained in the process of making the particular determination and must specifically identify to the claimant any internal rules, guidelines, or protocols that served as the basis for the adverse determination.

Section 4.05 Extensions of Review Periods. The 90-day period described in Section 4.01 and the 60-day period described in Section 4.04 may be extended at the sole and absolute discretion of the Administrator for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected. Any person submitting a claim may, with the consent of the Administrator, withdraw the claim at any time, or defer the date as of which such claim shall be deemed filed for purposes of this procedure.

Section 4.06 Arbitration.

(a) Before pursuing a legal remedy, a claimant shall first exhaust the claims procedures set forth in Sections 4.01 through 4.05 of this Plan. Any disputes, controversies or claims that arise between any claimant (or any person claiming on behalf of any claimant) and the Company or any of its Subsidiaries and affiliates (including the Administrator) relating to or arising out of this Plan, which are not resolved in accordance with the procedures set forth in Sections 4.01 through 4.05 of the Plan, shall be settled by arbitration in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures or any successor thereto (the “AAA Rules”). The arbitration shall be before a single arbitrator selected in accordance with the AAA Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Hartsville, South Carolina, unless the parties agree to hold the arbitration in another location. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of South Carolina, except to the extent preempted by U.S. Federal law (in which case such law will apply).

(b) In consideration of the benefits provided herein, the anticipated expedition and the minimizing of expense of this arbitration remedy, and other good and valuable consideration, the arbitration provisions of this Plan shall provide the exclusive remedy for disputes following exhaustion of the claims procedures set forth in Sections 4.01 through 4.05 of this Plan, and each party expressly waives any right such party may have to seek redress in any other forum. To the maximum extent permitted by law, the arbitrator’s review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. The arbitration and any decision and award or order of the arbitrator shall be final and binding upon the parties and judgment thereon may be entered in the Court of Common Pleas for Darlington County, South Carolina, any other state or federal court located in South Carolina, or any other court of competent jurisdiction.

(c) The Company or any claimant may bring an action in any state or federal court located in South Carolina, or any other court of competent jurisdiction, to compel arbitration under this Plan and to enforce an arbitration award. Except as otherwise provided in this Plan, both the Company and the claimant agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Plan.

(d) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section 4.06, must be presented in writing by the claiming party to the other party within one year after the receipt of the Administrator’s decision under Section 4.04. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time period specified shall be waived and forever barred, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(e) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Plan, if the claimant prevails on at least one material, substantive claim, the Company shall pay to the claimant all costs, expenses and reasonable attorneys’ fees incurred by the claimant (including without limitation such costs, expenses and fees on any appeals), and if the claimant shall recover an award in any such arbitration proceeding, such costs, expenses and reasonable attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the claimant be entitled to recover an amount from the Company for costs, expenses and attorneys’ fees that exceeds the claimant’s actual costs, expenses and attorneys’ fees in connection with the action or proceeding. Any reimbursement of attorneys’ fees to the claimant pursuant to this Section 4.06(e) shall be provided no later than the last day of the claimant’s taxable year following the later of (i) the year in which such attorneys’ fees were incurred and (ii) the year in which the arbitrator determined that the claimant was the successful party.

(f) Each of the terms and conditions contained in this Section 4.06 shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Cumulative Benefits. Except as provided in Section 3.05 or as otherwise agreed to in a writing signed between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company or any of its Subsidiaries.

Section 5.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a Termination of Employment with the Company (for the avoidance of doubt, the Termination of Employment covered by the preceding clause does not include a termination of employment (x) where there is a simultaneous reemployment or continuing employment of the Eligible Employee by the Company or any Subsidiary or affiliate of the Company in a Comparable Position; (y) resulting from the Eligible Employee’s declining an offer of simultaneous reemployment or continuing employment in a Comparable Position with the Company or with any Subsidiary or affiliate of the Company; or (z) where a Successor or assign of the Company, or of that portion of the assets of the Company that is transferred, sold or outsourced to the Successor or assign, offers to the Eligible Employee a Comparable Position). The amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement or other benefits, except as described in Section 3.05.

Section 5.03 Amendment, Modification or Termination.

(a) The Compensation Committee may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided, however, that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment on or prior to the effective date of such amendment, modification or termination; (ii) any termination of the Plan or modification that is a material diminishment of the severance payments or benefits provided under the Plan shall not be effective until twelve (12) months after written notice of such action has been provided to the Eligible Employees, except that any modification or amendment shall be immediately applicable to any employee designated as an Eligible Employee after the date that the Administrator adopts the modification or amendment; and (iii) the Plan shall not be terminated or materially amended adversely during the one (1) year period prior to the date of a Change in Control. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

(b) Notwithstanding Section 5.03(a) or any other provision of this Plan, and to the fullest extent applicable, this Plan shall be interpreted and the terms shall be applied in accordance with Section 409A. In the event that the Administrator in its sole and exclusive discretion determines that any payments, disbursements, or benefits provided, or to be provided, under this Plan may be subject to, and not in compliance with, Section 409A, the Administrator may adopt at any time (without any obligation to do so or to indemnify any Participant for failure to do so) such limited amendments to this Plan, including amendments with retroactive effect, that it reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; and all such amendments shall be immediately effective as to all Participants. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its affiliates, employees or agents.

Section 5.04 Administration.

(a) Subject to the limitations of the Plan, the Compensation Committee shall have full and final authority, in its sole and exclusive discretion, to administer the Plan, to construe and interpret its provisions, to decide matters arising under the Plan, and to take all other actions deemed necessary or advisable for the proper administration of this Plan. This authority and discretion includes, but is not limited to, determining whether objective (or subjective) criteria under the Plan have been satisfied, resolving any possible inconsistencies or ambiguities, determining eligibility, determining the amount of any payments or benefits, and ensuring compliance with legal and tax matters.

(b) Subject to its Charter and applicable law, the Compensation Committee may, in its discretion, delegate to one or more appropriate executives of the Company any duty or authority of the Compensation Committee hereunder (including, without limitation, the authority to designate Eligible Employees; provided that the Compensation Committee shall retain (and shall not delegate) (i) authority with respect to any Eligible Employee who is a 16(b) Officer (including, without limitation, any authority with respect to whether or not a 16(b) Officer is designated as an Eligible Employee and any 16(b) Officer’s eligibility to receive a payment or benefit or the amount of the payment or benefit), and (ii) authority to terminate the Plan or materially diminish or increase the formula for determining a Severance Payment.
Section 5.05 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.05 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 5.06 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Eligible Employee and Participant shall inure to the benefit of and be enforceable by such individual and their personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Eligible Employee or Participant, except under the laws of descent and distribution.

Section 5.07 Notices.

(a) All notices and other communications provided for in this Plan shall be in writing and shall be delivered as follows: (i) if to the Company or the Administrator, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Eligible Employees and Participants for purposes hereof, directed to the attention of the General Counsel, and (ii) if to any Eligible Employee or Participant, at their residence address on the records of the Company or to such other address as they shall have designated to the Company in writing for purposes hereof, or by electronic delivery via email to such address as they shall have designated to the Company in writing for purposes hereof. Each such paper notice or other communication according to this Plan shall be deemed to have been duly delivered upon being deposited in the United States Mail via certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery using a service capable of tracking and confirmation of receipt (with postage fees prepaid) such as FedEx or UPS, except that any change of notice address shall be effective only upon receipt.

(b) The Company shall deliver to each Eligible Employee a letter notifying such individual that they have been designated as an Eligible Employee in the Plan and a copy of the Plan. Within a reasonable period of time following any material amendment to the Plan, the Company shall deliver such amendment, amended Plan, or other confirming document to each affected individual.

(c) For purposes of this Plan, in order for the Company to terminate any Eligible Employee’s employment for Cause, the Company must notify such individual that their termination is for Cause and describe the Cause event giving rise to the termination.

Section 5.08 No Employment Rights Conferred. This Plan shall not be deemed to create a right, promise, contract or guarantee of employment, continued employment, or of any particular job position, between any individual and the Company and/or any of its affiliates or Subsidiaries.

Section 5.09 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 5.10 Governing Law. Except to the extent preempted by U.S. Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to its conflict of laws rules, and applicable federal law.